Exhibit 10.45
UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
FORMAN HOLT ELIADES & RAVIN LLC
80 Route 4 East, Suite 290
Paramus, NJ 07652
(201) 845-1000
Attorneys for Charles M. Forman,
Chapter 7 trustee
Harry M. Gutfleish (HG-6483)
Kim R. Lynch (KL-5866)

In Re:	Chapter 7
Case No. 11-22471 (DHS)
THE RUSS COMPANIES, INC., et al.,[1]	(Jointly Administered)

Debtors.	Hearing Date: June 16, 2011
ORDER (1) APPROVING SETTLEMENT WITH SECURED LENDERS,
(2) AUTHORIZING THE TRUSTEE TO SELL DEBTORS’ ASSETS FREE AND
CLEAR OF LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES PURSUANT
TO 11 U.S.C. §363(b) and (f); (3) APPROVING BIDDING PROCEDURES; (4)
SCHEDULING (A) BID DEADLINE, (B) AUCTION SALE AND (C) HEARING
APPROVING SALE; AND (5) APPROVING SALE PROCESS
The relief set forth on the following pages, numbered two (2) through six (6), is hereby ORDERED.

[1]	The Debtors are The Russ Companies, Inc., Russ Berrie Company Investments, Inc., Russ Berrie U.S. Gift Inc., The Encore Group, Inc., Russ Berrie and Company Properties, Inc., and Russplus, Inc.

(Page 2)
Debtor:	The Russ Companies, Inc., et al.
Case No.:	11-22471 (DHS)
Caption of Order:	Order (1) Approving Settlement with Secured Lenders, (2) Authorizing Trustee to Sell Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to 11 U.S.C. §363(b) and (f); (3) approving Bidding Procedures; (4) Scheduling (a) Bid Deadline, (b) Auction Sale and (c) Hearing Approving Sale; and (5) Approving Sale Process
THIS MATTER having been presented to the Court upon the motion of Charles M. Forman, chapter 7 trustee (the “Trustee”) for The Russ Companies, Inc., Russ Berrie Company Investments, Inc., Russ Berrie U.S. Gift Inc., The Encore Group, Inc., Russ Berrie and Company Properties, Inc., and Russplus, Inc. (collectively, the “Debtors”), through his attorneys, Forman Holt Eliades & Ravin LLC, pursuant to sections 105(a), 363(b), 363(f), 363(m), 365 and 554 of Title 11, United States Code (the “Bankruptcy Code”) and Rules 6004, 6006, 6007 and 9019 of the Federal Rules of Bankruptcy Procedure (the “Rules”), for the entry of an Order (a) approving bidding procedures, scheduling bid deadline, auction sale and hearing to approve sale, (b) approving settlement with secured lenders, (c) authorizing the Trustee to sell the Debtors’ assets free and clear of liens, claims, interests and encumbrances, (d) authorizing the Trustee to exercise control over foreign subsidiaries, (e) granting the Trustee an extension of time to reject, assume, or assume and assign executory contracts and unexpired leases, (f) authorizing the Trustee to assume and assign certain executory contracts and unexpired leases, (g) authorizing the Trustee to reject certain executory contracts and unexpired leases, (h) authorizing the Trustee to abandon certain assets, and (i) granting related relief (the “Motion”); and the Court having found sufficient cause for the relief granted herein.

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Debtor:	The Russ Companies, Inc., et al.
Case No.:	11-22471 (DHS)
Caption of Order:	Order (1) Approving Settlement with Secured Lenders, (2) Authorizing Trustee to Sell Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to 11 U.S.C. §363(b) and (f); (3) approving Bidding Procedures; (4) Scheduling (a) Bid Deadline, (b) Auction Sale and (c) Hearing Approving Sale; and (5) Approving Sale Process
THE COURT HEREBY FINDS THAT:
A. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue of this case and this matter in this district is proper under 28 U.S.C. §§ 1408 and 1409.
B. As evidenced by the certifications of service previously filed with the Court, (i) proper, timely, adequate and sufficient notice of the Motion has been provided in accordance with the Order Shortening Time Period and Setting Hearing on the Motion and (ii) such notice was good and sufficient, and appropriate under the particular circumstances.
C. The Debtors’ pre-petition lenders consent to the sale of the Assets. The Trustee has satisfied the applicable criteria of sections 105(a), 363(b), 363(f), 363(m), 365 and 554 of the Bankruptcy Code and therefore, the sale of the Property free and clear of all liens, claims, interests and encumbrances, and all other relief provided herein, is appropriate.
THEREFORE, IT IS HEREBY ORDERED THAT:
1. Any objections to the entry of this Order that have not been withdrawn or resolved are overruled in their entirety excepting the objection filed by Harley-Davidson Motor Company, Inc. (“HDMC”) to the assumption and assignment of its licensing agreement (as defined in HDMC’s objection to the Trustee’s proposed sale at Docket No. 110) (the “HDMC Objection”).
2. The Settlement2 by, among and between the Trustee, Wells Fargo, Kid and Hanes attached at Exhibit A is approved.
3. The releases and waivers provided for under the Settlement are effective without the need for further documentation upon entry of this order.

[2]	Capitalized terms not otherwise defined shall have the same meaning as in the Motion.

(Page 4)
Debtor:	The Russ Companies, Inc., et al.
Case No.:	11-22471 (DHS)
Caption of Order:	Order (1) Approving Settlement with Secured Lenders, (2) Authorizing Trustee to Sell Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to 11 U.S.C. §363(b) and (f); (3) approving Bidding Procedures; (4) Scheduling (a) Bid Deadline, (b) Auction Sale and (c) Hearing Approving Sale; and (5) Approving Sale Process
4. Pursuant to sections 363(b) and (f) of the Bankruptcy Code, and in accordance with this Order, the Trustee is authorized to sell the Debtor Assets to the Successful Bidder(s) free and clear of and clear of all interests, mortgages, liens, claims, judgments, encumbrances, and charges of any kind or nature (the “Liens and Claims”). All Liens and Claims shall attach to the net proceeds of the sale in the order of their priority, with the same validity, force and effect that they now have as against the Debtor Assets, except as provided in the Settlement.
5. The Debtors have on hand products manufactured under licenses with parties other than Kid. Certain of those licensors are interested in buying their respective branded products in bulk. If the Trustee determines, after consulting with the Debtors’ employees, with members of Clear Thinking Group, and with Wells Fargo, that the purchase price for each such product line will yield a higher price than is likely to be obtained at the Auction, the Trustee shall be permitted to accept any such offer and consummate any such sale without further Order of the Court. Any sale consummated in accordance with this paragraph shall be free and clear of all Liens and Claim in accordance with 11 U.S.C. §363(b) and (f) and shall be subject, in all respects, to the relevant provisions of this Order and the Settlement.
6. The Trustee be and hereby is authorized to sell to HDMC all HDMC Licensed Products (as defined in the HDMC’s Objection) for an amount equal to a 40% discount from the wholesale price of the HDMC Licensed Products free and clear of all Liens and Claims pursuant to sections 363(b) and (f) of the Bankruptcy Code. The HDMC Licensed Products shall be excluded from the Auction.

(Page 5)
Debtor:	The Russ Companies, Inc., et al.
Case No.:	11-22471 (DHS)
Caption of Order:	Order (1) Approving Settlement with Secured Lenders, (2) Authorizing Trustee to Sell Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to 11 U.S.C. §363(b) and (f); (3) approving Bidding Procedures; (4) Scheduling (a) Bid Deadline, (b) Auction Sale and (c) Hearing Approving Sale; and (5) Approving Sale Process
7. The Bidding Procedures attached as Exhibit B are approved. Parties making bids must comply with the Bidding Procedures and submit Qualified Bids on or before 5:00 p.m. (EST) on June 27, 2011 to the Trustee, c/o Kim R. Lynch, Esq., Forman Holt Eliades & Ravin LLC, 80 Route 4 East, Suite 290, Paramus, New Jersey, via facsimile at (201) 845-1000 or via email at russ@formanlaw.com. Qualified Bidders will be notified by June 28, 2011 of the Trustee’s determination of the identity of the Qualified Bidder submitting the highest or best bid for each or all of the Assets. If one or more Qualified Bids is received, the Trustee will conduct the Auction at the Debtors’ offices located at 1800 Valley Road, Wayne, New Jersey, on June 29, 2011 commencing at 10:00 a.m. (EST).
8. The Sale Process attached as Exhibit C is approved.
9. The Court will conduct a hearing (the “Sale Hearing”) to approve the sale on June 30, 2011 at 10:00 a.m (EST).
10. Objections to the proposed sale of the Debtor Assets, the assumption and assignment of any Designated Contract, a Cure Amount or to any other relief requested in the Motion, shall be in writing, shall identify the objector and its interest in the proceedings, and shall be filed with the Court and served on the Trustee and his counsel, so as to be received not later than June 29, 2011 at 4:00 p.m. Any objection to the relief requested in the Motion which is not timely filed and served as provided for herein shall be deemed waived and shall not be considered at the Sale Hearing. Any objector must appear at the time of the sale hearing.

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Debtor:	The Russ Companies, Inc., et al.
Case No.:	11-22471 (DHS)
Caption of Order:	Order (1) Approving Settlement with Secured Lenders, (2) Authorizing Trustee to Sell Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to 11 U.S.C. §363(b) and (f); (3) approving Bidding Procedures; (4) Scheduling (a) Bid Deadline, (b) Auction Sale and (c) Hearing Approving Sale; and (5) Approving Sale Process
11. Any counterparty to an Executory Contract or Unexpired Lease that the Trustee proposes to assume and assign to the Successful Bidder (each such contract or lease, a “Designated Contract”) that fails to file a timely a objection to the assumption and assignment of such Designated Contract or to the amount necessary to cure any default under such Designated Contract (the “Cure Amount”), shall forever be barred from objecting to the assumption and assignment of such Designated Contract or to such Cure Amount and from asserting any additional cure or other amounts against the Debtors, their estates, or the Successful Bidder with respect to such Designated Contract and will be deemed to consent to the Sale and the proposed assumption and assignment of such Designated Contract.
12. In accordance with the Final Financing Order, Wells Fargo shall have the right under section 363(k) of the Bankruptcy Code to credit bid for each or all of the Debtor Assets up to the amount of all outstanding obligations owed.
13. The United States Bankruptcy Court for the District of New Jersey shall retain jurisdiction over any matter or dispute arising from or relating to the implementation of this Order and the Bidding Procedures.
14. Pursuant to Bankruptcy Rules 6004(h) and 7062, this Order shall not be stayed, and this Order shall be effective and immediately enforceable upon entry.
15. The Trustee shall serve a copy of this Order on the Notice Parties and Additional Notice Parties (as defined in the Order Shortening Time entered at Docket No. 103) within 1 day of its entry via ECF, email or regular mail.

Exhibit A
THE SETTLEMENT
1. The Trustee1 seeks to sell the Debtors and the Non-Debtor Entities (as hereinafter defined) in the following alternative structures: (a) as a global going concern, which would include inventory, contract rights and intellectual property and the Debtors’ equity interests in Russ Australia and Russ UK (and which may include the intellectual property owned by Holdco (the “Kid IP”); (b) as independent going concern entities with or without the Kid IP; (c) sales of the Debtor Assets under the Bankruptcy Code in conjunction with Russ UK Assets and Russ Australia Assets; or (d) any combination of the foregoing. As proposed, the Trustee will offer the US Accounts Receivable for sale, subject to the consent of Wells Fargo, as described in paragraph 41.
2. In these sales, and subject to the terms and conditions set forth herein, Wells Fargo, Kid and Hanes will agree to permit the sales of all of the assets (domestic or foreign) free and clear of their liens, which liens will be paid or treated in accordance with the Waterfall (as defined below).
3. Wells Fargo, Kid and Hanes have agreed that none will assert an interest in avoidance actions under chapter 5 of the Bankruptcy Code that are held by the Debtors’ estates or the proceeds therefrom, except as general unsecured creditors to the extent of their respective deficiency claims, if any.
4. In connection with a global, going concern sale, the Trustee may offer for sale the Kid IP, provided that Kid receives not less than $6 million from the sale (or such lesser amount as Kid in its sole and non reviewable discretion may determine to accept). The Trustee will not seek to assume and assign the Holdco License Agreement. In this scenario, and whether or not the Kid IP is sold, the parties have agreed that the proceeds of liquidation of the Collateral will be distributed as follows (the “Waterfall”):
(a) The total sum then due and owing to Wells Fargo (the “Wells Fargo Obligation”), which is projected to be approximately $11.1 million, exclusive of the amount of the Carve-Out that has not been funded by Wells Fargo under the Final Financing Order as of the closing; then
(b) to the Debtors’ estates to fund the Carve-Out, which shall be expanded to include $150,000 for payment to Kid and $20,000 for payment to Hanes, on account of their respective legal fees and costs, and which Carve-out shall extend to all collateral pledged to Wells Fargo, Kid and Hanes; then
(c) $1 million to Kid less $26,000, which the Trustee shall pay to Hanes; then

[1]	Capitalized terms not otherwise defined herein shall have the same meaning as in the Motion.

(d) $974,000 to the Debtors’ estates for distribution in accordance with the priority scheme set forth under the Bankruptcy Code and $26,000 to Hanes.
(e) The balance of the proceeds of sale of the Collateral recovered by the Trustee from the liquidation of the Debtors Assets, less all amounts subject to the Carve-Out and exclusive of avoidance actions recoveries shall constitute the “Remaining Sale Proceeds.” Subject to subparagraph (f), the Trustee shall distribute sixty percent (60%) of the Remaining Sale Proceeds to Kid on account of its Allowed Secured Claim specified in paragraph 9(a) hereof (the “Kid Allocation”) and shall distribute forty percent (40%) of the Remaining Sale Proceeds to the Debtors’ estates (such 40% share of the Remaining Sale Proceeds the “Estate Sale Proceeds”).
(f) Hanes shall be entitled to receive 2.6 percent of the Remaining Sale Proceeds. The Trustee shall deduct 2.6 percent of the amounts payable to Kid under paragraph 4(e) and shall pay the deducted amount(s) to Hanes. In addition, the Trustee shall pay to Hanes 2.6 percent of the Estate Sale Proceeds.
(g) Proceeds derived from the sale of any asset that is not a component of the Collateral, shall be distributed directly to the Debtors’ estates and not through the Waterfall.
(h) Except as provided above, Kid and Hanes waive their respective liens on or any right to Estate Sale Proceeds other than as general unsecured creditors to the extent of their respective deficiency claims, if any.
5. The parties will set an upset price for the global sale which, if it includes the Kid IP, is estimated to be $20 million, subject to adjustment based on the amounts due to Wells Fargo at the time of the sale.
6. A successful party bidding for the global, going concern operations will stand in the shoes of the Trustee vis-à-vis those assets and, at the bidder’s discretion, may abandon or select not to take certain assets. If the bidder chooses not to take certain of the assets, the Trustee may liquidate those assets in accordance with the Sale Process or otherwise in the exercise of his business judgment.
7. If the Trustee sells the Debtors’ assets (or those of the Non-Debtor Entities) in a manner other than as a global, going concern, the Carve-Out will be augmented by the following items and in the following amounts: (a) for the actual costs for professional fees and expenses associated with the wind-down of the China, Hong Kong and Korea operations (approximately $175,000); (a) for the disposition of the Debtors’ books and records (approximately $15,000); (c) for the retention of appraisers (approximately $10,000); and (d) for additional professional fees and expenses incurred by the Trustee up to a maximum of an additional $200,000. Further, the proceeds of such sales will be distributed in accordance with the Waterfall, except that the Debtors’ estate will not be entitled to the payment required under paragraph 5(d) above.

8. Unless otherwise approved by Wells Fargo, the Debtors’ accounts receivable will not be included in the auction. Rather, the proceeds thereof will continue to be applied to pay down the obligations owed to Wells Fargo as and when received. After the obligations owed to Wells Fargo are satisfied, the proceeds of the Debtors’ remaining accounts receivable, and the proceeds of all other collateral that secures the claims of Wells Fargo, Kid and Hanes, shall be distributed in accordance with the Waterfall.
9. Other pertinent terms of the Settlement are:
(a) The security interests of Kid in the Collateral shall be determined to be valid, duly perfected and unavoidable, junior only to Wells Fargo’s liens and pari passu with Hanes’ liens and Kid’s claim shall be allowed in the amount of $19 million plus accrued and accruing interest and costs recoverable under the Kid loan documents as of the Petition Date, without offset, defense or counterclaim of any kind. All payments to Kid or on account of Kid’s claims, or other consideration received by Kid from the Estates shall be deemed payments made on account of the Kid Note.
(b) Hanes’ security interests in the Debtors’ assets shall be determined to be valid, duly perfected and unavoidable, junior only to Wells Fargo’s liens and pari passu with Kid’s liens and Hanes’ claim shall be allowed in the amount of $500,000 plus accrued and accruing interest and costs recoverable under the Hanes loan documents as of the Petition Date.
(c) Kid and the Trustee agree to set off, cancel and extinguish, without payment of funds to or from either party, all amounts due and owing by Kid to any of the Debtors or their subsidiaries arising from all dealings between the Debtors or any of their subsidiaries prior to the Petition Date, including the Total Transitional Rent Credits payable to the Debtors’ estates and the Canadian Sassy receivable payable to Russ Canada’s estate against all amounts payable by the Debtors to Kid or to Holdco on the Kid Note; provided, however, such setoffs shall not give rise to any obligation to make any payment to Hanes. Holdco may assert claims for unpaid royalties as general unsecured claims.
(d) The Trustee and the Debtors’ estates will release Kid and its professionals from any and all claims and causes of action, including without limitation under the avoidance provisions of the Bankruptcy Code and including any claims arising from the sale of the Gift Business, provided that such release shall not apply to Kid’s obligations under this Settlement.
(e) The Trustee and the Debtors’ estates will waive and release Wells Fargo and its professionals from any and all claims that could be brought in connection with the Debtors’ bankruptcy cases, including under the avoidance provisions of the Bankruptcy Code, as well as arising in connection with the Credit Agreement and the prepetition loan documents.

(f) The Trustee and the Debtors’ estates will waive and release Hanes and his professionals from any and all claims that could be brought in connection with the Debtors’ bankruptcy cases, including under the avoidance provision of the Bankruptcy Code, as well as claims arising in connection with the Hanes Note and related documents.
(g) Kid, Hanes and Wells Fargo will waive and release all claims against each other and each other’s professionals from any and all claims in connection with their respective loan transactions with the Debtors and agreements between or among them relating thereto or with respect to the Debtors or their subsidiaries, provided, however, such releases shall not affect the parties obligations under this Settlement or under the intercreditor agreements entered into among Kid, Hanes and Wells Fargo.
(h) Except as provided herein or in the Final Financing Order (as modified by this Settlement), Kid, Hanes and Wells Fargo will waive and release all claims against the Estates other than the indebtedness due to each of them in accordance with this Settlement.
(i) Kid, Hanes and Wells Fargo will release and waive any and all claims against Clear Thinking Group or against Stuart Kessler solely in his capacity as the Debtors’ pre-petition Chief Restructuring Officer connection with the transactions among Kid, Hanes and Wells Fargo and the Debtors.
(j) Clear Thinking Group and Stuart Kessler, solely in his capacity as the Debtors’ pre-petition Chief Restructuring Officer, will release and waive all claims against Kid, Hanes, Wells Fargo and their professionals in connection with the transactions among Kid and Wells Fargo and the Debtors.
(k) The Trustee will cooperate, at Kid’s expense, with Kid’s efforts to resolve the claim asserted by the Cranbury landlord against Kid including by providing assistance by personnel currently being employed by the Trustee.
(l) The Debtors’ estates rights with respect to the Kid IP will terminate at the earlier of six months from the date of the entry of the Sale Order or the date of liquidation of all of the operations of Russ US, Russ Canada, Russ UK and Russ Australia.
(m) Kid will waive its claims to royalties for its IP rights as a result of the Trustee’s liquidation of the Debtor Assets, the Russ UK Assets and the Russ Australian Assets except that it will be entitled to a 5% royalty on any inventory sold by a third party liquidator retained by the Trustee as part of the liquidation process.
(n) The releases and waivers set forth herein shall not apply to the obligations of the Trustee, Hanes, Kid and Wells Fargo under this Settlement.

(o) The parties will cooperate to structure the sale of the Debtor Assets in a manner that is most tax efficient to Kid, provided that such structure does not result in any adverse consequences to the Estates and that the consideration to the parties does not change.
(p) The Trustee shall take such action reasonably requested by Kid, at Kid’s expense, which is in accordance with all governing documents and controlling law, if any, to remove any person designated by the Debtors from the Board of Directors of Holdco, and shall waive the right to designate any additional members of the Board of Directors of Holdco.
10. The Trustee and the Debtors’ Estates waive any and all claims against Evergreen Enterprise Co., Ltd., Gladgem (Hong Kong) Industrial, Ltd., Grand David Co., Ltd., Shanghai Yaunchen Oubei Toys Co., Ltd., Wider (China) Ltd., Wing Chong Hong Kong Co., Ltd., and Yang Zhou Rich Arts & Crafts Co., Ltd (the “Trade Creditors”) arising under chapter 5 of the Bankruptcy Code, including but not limited to, avoidance actions.
11. Any and all claims of the Trade Creditors allowed under section 503(b)(9) of the Bankruptcy Code shall be paid pari passu with all other allowed non-Carve-Out administrative claims.
12. Kid agrees to waive 50% of its deficiency claims against the Debtors Estates.

Exhibit B
Bidding Procedures
1. Offers to purchase the Assets1 may be accepted by the Trustee only if they meet the Bidding Procedures, which shall govern the qualification of bidders, the submissions, content and qualification of all bids concerning the Assets:
a. Qualified Participant: In order to be qualified to participate in the Auction sale of the Assets (the “Auction”), a potential bidder must:
i. execute a non-disclosure agreement in form and subject acceptable to the Trustee;
ii. acknowledge that the due diligence information provided by the Trustee has been prepared solely for the convenience of potential bidders to assist them in their determination of whether they wish to submit a proposal to purchase all or certain of the Assets;
iii. acknowledge that the Trustee makes no representation or warranty that such due diligence information is complete or accurate and any and all representations or warranties, express or implied, are hereby expressly disclaimed; and
iv. acknowledge that the potential bidder will not and should not reasonably rely on this information in arriving at a decision to purchase part or all of the Assets.
b. Qualified Bidders: Only qualified bidders (the “Qualified Bidders”) may submit bids for the Assets, or otherwise participate in the Auction. Persons or entities who propose to become Qualified Bidders (“Proposed Qualified Bidders”) shall:
i. comply with all of the requirements of paragraph 1(a) above provided, however, Wells Fargo shall be deemed to be a Qualified Bidder without the necessity for the submission of a Qualified Bid and shall be permitted to credit bid pursuant to section 363(k) of the Bankruptcy Code; and
ii. on or before 5:00 p.m. (EST) on June 27, 2011 (the “Bid Deadline”), submit an offer that complies with each of the following requirements (a “Qualified Bid”) to the Trustee, c/o Kim R. Lynch, Esq., Forman Holt Eliades & Ravin LLC, 80 Route 4 East, Suite 290, Paramus, New Jersey, via facsimile at (201) 845-9112 or via email at russ@formanlaw.com;

[1]	Capitalized terms not otherwise defined herein shall have the same meaning as in the Motion.

c. Qualified Bid: Each Qualified Bid must:
i. identify each or all of the Assets to be purchased and the purchase price offered for each or all of the Assets;
ii. be subject to no conditions, contingencies, due diligence or board approval unless otherwise agreed to by the Trustee;
iii. disclose the (a) identity of each person or entity that will be bidding for each or all of the Assets identified (including any equity holder or financial backer if a Qualified Bidder has been formed solely for the purpose of purchasing each or all of the Assets) and (b) relationship or connection, if any, to (1) the Debtors, (2) any insider of the Debtors as defined under section 101(31) of the Bankruptcy Code, (3) the Office of the United States Trustee, or (4) the Trustee and his professionals;
iv. be for cash (or cash equivalent), payable in full at the closing, and not subject to any financing contingencies;
v. be accompanied by evidence, as determined by the Trustee after consultation with Wells Fargo, that the proposed Qualified Bidder has sufficient financial wherewithal and ability to close and consummate the proposed purchase of the Assets;
vi. remain open and irrevocable until the consummation of a sale to the Successful Bidder (as defined below);
vii. must commit to pay the Cure Amounts for all Assumed Executory Contracts, Unexpired Leases or Licenses in full, in cash, at Closing (all as defined below);
viii. be accompanied by a certified check, bank check or cashier’s check in the amount of ten percent (10%) of the amount of the Qualified Bid (the “Deposit”), made payable to “Charles M. Forman, Chapter 7 Trustee for Russ Berrie US Gift, Inc. et al.”;
ix. if made by an entity, be accompanied by evidence that the Qualified Bidder is duly authorized by its entity to (a) submit the bid and (b) consummate the purchase of each or all of the Assets;
x. not include a request or demand for a break-up fee or expense reimbursement; and
xi. state that if party making the Qualified Bid is the Successful Bidder for the any or all of the Assets and fails to consummate the sale and close title, then the Trustee shall be entitled to retain the Deposit as liquidated damages.

d. Bid Notification. The Trustee will notify all Qualified Bidders by June 28, 2011 of his determination, after consultation with Wells Fargo, of the Qualified Bids, and identity of the Qualified Bidders, submitting the highest or best bid for each or all of the Assets.
e. Auction Sale. If one or more Qualified Bids is received, the Trustee will conduct the Auction at the Debtors’ offices located at 1800 Valley Road, Wayne, New Jersey on June 29, 2011 commencing at 10:00 a.m. (EST). Bidding for the Assets will commence with the highest Qualified Bid(s) for each or all of the Assets determined in accordance with the foregoing paragraph. Bidding will then be permitted at such increments as the Trustee deems appropriate, in his sole discretion, until all Qualified Bidders have made their final offers and until such time as the highest or best offer(s) is determined by the Trustee. The Trustee may adopt rules for the bidding process that, in his judgment, will better promote the goals of the bidding process.
f. Winning Bid(s): At the conclusion of the Auction, the Trustee will announce his determination of the highest and best bid for each or all of the Assets (each, a “Successful Bid”) obtained from the Qualified Bidder(s) (each a “Successful Bidder”) and the second highest and best bid for each or all of the Assets (the “Back Up Bid”) obtained from the Qualified Bidder(s) (each a “Back Up Bidder”). Formal acceptance of the Successful Bid and Back Up Bid shall not occur unless and until the Court enters an Order or approving the Successful Bid and Back Up Bid and authorizing the Trustee to consummate the sale following the conclusion of the hearing to approve each or all of the assets to the Successful Bidder(s) (the “Sale Hearing”).
g. Back Up Bid: In the event the Successful Bidder fails to close title to the Assets by the Closing Deadline (defined below) for any reason other than the Trustee or Debtor’s default, each Back Up Bidder, as the case may be, shall become the Successful Bidder and the Trustee may close the sale of the Assets to Back Up Bidders without further Order of this Court.
h. The Deposit: If a Qualified Bidder becomes a Successful Bidder (as defined below), the Deposit shall be applied towards the amount of the Successful Bid. In the event that a Qualified Bidder is not the Successful Bidder, the Trustee will return the Deposit to such Qualified Bidder within ten (10) business days of the Auction.
i. The Asset Purchase Agreement. The Trustee reserves the right to prescribe the form of Asset Purchase Agreement to be entered into between the Trustee and the Successful Purchaser(s).

j. The Sale Hearing: The Court will conduct the Sale Hearing on June 30, 2011 at 10:00 a.m. (EST) to approve the sale of each or all of the Debtor Assets to the Successful Bidder(s). The Trustee reserves the right to request that the Sale Hearing be adjourned on notice to Wells Fargo, Kid, Hanes, the Receiver and the Successful Bidders. At the Sale Hearing, the Trustee will seek, among other relief, an Order (each a “Sale Order”) (A) authorizing him to sell the Debtor Assets to the Successful Bidder(s) under sections 363(b) and (f) of the Bankruptcy Code and granting to the Successful Bidder(s) the protections set forth in 363(m) of the Bankruptcy Code; and (B) authorizing him to assume and assign certain of the Unexpired Leases and Executory Contracts pursuant to sections 365(a), (f) and (k) of the Bankruptcy Code or alternatively, reject certain of the Unexpired Leases and Executory Contracts. The Trustee shall issue appropriate bills of sales and assignments with respect to the sale of the Debtor Assets. Bills of sale for the (i) Russ Canada Assets shall be executed by the Receiver; (ii) Russ UK Assets shall be executed by the designated officer of Russ UK, and (iii) Russ Australia Assets shall be executed by the designated officer of Russ Australia.
k. The Closing: The Successful Bidder shall consummate the purchase of each or all of the Assets within seven (7) days from the Court’s entry of a Sale Order. The Closing for the sale of the Debtor Assets shall take place at the offices of Forman Holt Eliades & Ravin LLC, 80 Route 4 East, Suite 290, Paramus, New Jersey.
l. Contact Information: Any person requesting information concerning any or all of the Assets should contact the Debtors’ representatives, c/o The Russ Companies, Inc., 1600 Valley Road, Wayne, New Jersey, Attn: Eric Lohwasser at 201-405-7311, email ELohwasser@russberrie.com or Amir Zfira at 561-212-3092, email azfira@clearthinkinggrp.com, or Trustee’s counsel, Harry M. Gutfleish, Esq., or Kim R. Lynch, Esq., Forman Holt Eliades & Ravin LLC, 80 Route 4 East, Suite 290, Paramus, New Jersey 07652, telephone (201) 845-1000, facsimile (201) 845-9112 or by email at russ@formanlaw.com.
2. The United States Bankruptcy Court for the District of New Jersey shall retain jurisdiction over any matter or dispute arising from or relating to the implementation of the Bidding Procedures.

Exhibit C
The Sale Process
1. The Trustee1 will solicit offers for the Assets as going concerns and as individual lots in order to obtain the highest and best offer for the Assets. Thus, prospective bidders will have the ability to make an offer for some, or all, of the Assets.
2. The Trustee will examine each of the offers, either individually or in conjunction with other offers, and, after consultation with Wells Fargo determine the highest and best price for the Debtor Assets, the Russ UK Assets and the Russ Australia Assets. The Receiver shall have the absolute right to determine the highest and best price for the Russ Canada Assets.
3. Except for the Russ Canada Assets and the Trade Creditors Inventory (defined below), the Trustee will accept such bid or bids, that he believes, in his sole discretion and based on his business judgment, to be the highest or best offers for the Asset. The Trustee may reject any offer that he deems, after consultation with Wells Fargo, inadequate. The acceptance of any bids for the Russ Canada Assets will be subject to approval by the Receiver, who may reject any offer that he deems in his sole and absolute discretion, inadequate.
4. The Trade Creditors authorize the Trustee to include their inventory (the “Trade Creditor Inventory”) for sale in the Auction. The sale of the Trade Creditor Inventory is subject to the approval of the Trade Creditors unless the sale price is greater than the purchase order/invoice price for the Trade Creditor Inventory. If a closing occurs with respect to the sale of the Trade Creditor Inventory, the Debtors’ Estates shall receive any amount in excess of the purchase order/invoice price plus 7.5% of the sale price. For avoidance of doubt, the shipping costs shall be borne by the Buyer.
5. HDMC has objected to the assumption and assignment of its license agreement. All offers to purchase the HDMC license agreement are subject to the approval of HDMC.
5. Operational Assets: The Trustee will offer for sale the Debtors’ operational assets as a going concern, which shall include the Debtors’ equity interests in Russ US, Russ UK and Russ Australia, not including the Excluded Debtor Assets and Non-Debtor Excluded Assets (the “Global Operational Assets”).
(a) A party making a bid for the Global Operational Assets may include an offer to purchase the right to use the intellectual property of Kid (the “Kid IP”) (the “Enhanced Global Operational Assets”), which consists of the trade names “RUSS”, “Russ Berrie” and “APPLAUSE”, provided that Kid receives not less than $6,000,000, or such lesser amount as Kid in its sole and non-reviewable discretion may determine to accept, from the sale.
(b) A party making an offer for the Global Operational Assets may include a request to purchase the US Accounts Receivable and Pre-Paid Deposits.
(c) A party making an offer for the Global Operational Assets may include a request to purchase the Debtors’ interest in Russ Canada.

[1]	Capitalized terms not otherwise defined herein shall have the same meaning as in the Motion.

(d) The upset price for the Enhanced Global Operational Assets, exclusive of the US Accounts Receivable and Pre-Petition Deposits, is $20,000,000, subject to adjustment based on the amounts due to Wells Fargo at the time of the sale.
(e) The Successful Bidder of the Global Operational Assets may, in its sole discretion, choose to not acquire all of the assets of the Debtors or Non-Debtor Entities. Bidders who choose to reject a portion of the assets of the Debtors or Non-Debtor Entities (the “Excluded Debtor Operational Assets” and “Excluded Non-Debtor Operational Assets, respectively, or collectively, the “Excluded Operational Assets”) shall disclose their intention in this regard as part of their bid. In such event, the Trustee may include the Excluded Operational Assets in the Auction.
6. Stock Sale. The Trustee will offer for sale the stock in Russ US, Russ UK, Russ Australia and Russ Canada (collectively, the “Stock Interests”), not including the Excluded Debtor Assets and Excluded Non-Debtor Assets. Interested parties may make an offer for one, or a combination, of the stock interests of the Debtors.
(a) The Successful Bidder of the Russ US Stock shall obtain the rights to the Russ IP.
(b) The Successful Bidder of the Russ UK Stock, Russ Australia Stock and Russ Canada Stock shall obtain such rights to the Russ IP as existed on the Petition Date.
(c) Parties making an offer for the Russ UK Stock, Russ Australia Stock or Russ Canada Stock may include in their offer a request to the rights to use the Kid IP on a non-exclusive basis limited to the UK, Australia or Canada, respectively, for a maximum of two (2) years and a five percent (5%) royalty fee.
(d) Parties making an offer for the Russ UK Stock, Russ Australia Stock or Russ Canada Stock are advised that the Debtors provide VAX computer systems and support for inventory and sales. The Successful Bidder may only have the ability to continue to use the VAX computer system and support for a period of two weeks following the Sale to arrange for its own industrial software program.
7. The Non-Operation/Stock Assets. The non-operational/stock assets consist of the individual categories of assets owned by Russ US, Russ UK, Russ Australia and Russ Canada set forth under paragraphs 54, 78, 79 and 80 of the Motion. All of the assets owed by Russ US, Russ UK, Russ Australia and Russ Canada shall be offered for sale in individual lots. Interested parties may make an offer for one, or a combination, of the assets owned by Russ US, Russ UK, Russ Australia and Russ Canada.
(a) The Trustee and the Non-Debtor Entities may afford to the Successful Bidder of any of the US Inventory, UK Inventory and Australia Inventory a period of up to two weeks to arrange for the removal of the respective inventory, with such additional terms subject to negotiation by and among the Trustee, the Non Debtor Entities, the Receiver and the Successful Bidder.